Exhibit 99.1

For additional information, contact
Investor Relations, (301) 419-7877
August 16, 2007	Email: info@spherix.com

SPHERIX SHAREHOLDERS SUPPORT COMPANY’S FOCUS ON NATURLOSE, BIOTECHNOLOGY
Changes Approved for Board of Directors and Corporate Officers

BELTSVILLE, MD.  Shareholders of Spherix Incorporated (NASDAQ/SPEX) voted to approve the sale of the Company’s InfoSpherix subsidiary to The Active Network for $17 million in cash ($15 million at closing and $2 million following a 15-month escrow period).  The vote was formally recorded at the Company’s annual meeting at its headquarters in Beltsville, Maryland.

At the annual meeting, shareholders elected the following members to the Board of Directors:

•                  Douglas T. Brown, Senior Vice President and Manager of the Corporate Banking Government Contracting Group for PNC Bank

•                  A. Paul Cox, Jr., Principal, Asset Protection Company

•                  George C. Creel, former Executive VP and Chief Operating Officer, Baltimore Gas and Electric Co.

•                  Gilbert V. Levin, Ph.D., Spherix

•                  M. Karen Levin, former VP for Spherix

•                  Richard C. Levin, Spherix

•                  Robert A. Lodder, Jr., Director of the Analytical Spectroscopy Research Group of the Advanced Science and Technology Center at the University of Kentucky

•                  Robert J. Vander Zanden, Ph.D., former Vice President, R&D, Kraft Foods International

In addition, Grant Thornton LLP was selected as the Company’s independent accountants for the year 2007.

Richard Levin told shareholders that the phase 3 clinical trial for Naturlose as a diabetes treatment was going well and the entire study will now be conducted in the United States.  The trial is scheduled to finish in early- to mid-2009, he said, noting, “Patient recruitment is going smoothly, patients have been on the drug for months now, and none have withdrawn.  This is a very encouraging sign.”

Levin said that the Company’s primary goal is to interest a pharmaceutical partner in Naturlose.  To that end he said, while the phase 3 trial is running, Spherix will put together a data package geared for the pharmaceutical industry.  Levin said, “Perhaps most importantly, we will begin to develop the market.  This includes educating potential users on the product and its benefits, and determining the best path to market.”

Levin said that the Company is finalizing the protocol for a dose range study.  An additional arm to the study will determine if Naturlose will work with one dose per day.  Levin concluded his comments by saying, “I believe the biotech side of the company is positioned well for success.  It will have a substantial cash reserve, an exciting product in a phase 3 clinical trial, and a solid leader in Dr. Claire Kruger.  We could not have found a better person to lead us through this phase in the Company’s history.”

At a Board of Directors meeting later the same day, the Board elected Claire Kruger, Ph.D., as CEO of Spherix to replace Richard Levin, who will continue to manage InfoSpherix, becoming an employee of The Active Network.  Dr. Kruger will also be responsible for building Spherix’s new business line in health sciences consulting.  Board member Robert Lodder, Ph.D., was elected President of Spherix.

In addition, the Board of Directors nominated Paul Cox as Chairman, and the following slate of Corporate Officers was elected:

•                  Paul Cox, Chairman of the Board

•                  Claire Kruger, CEO/COO

•                  Robert Lodder, President

•                  Katherine Brailer, Corporate Secretary and Director of Administrative Services

•                  Robert Clayton, Interim CFO and Treasurer

At this meeting, Gilbert Levin, Ph.D., was made Chairman Emeritus.  In order to satisfy Sarbanes-Oxley regulations that the majority of the Board must be independent, Richard Levin and Karen Levin resigned from the Spherix Board of Directors, and Claire Kruger was elected as a Member.

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

Under its motto, “A World of Solutions,” Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition.  Spherix offers innovations in information technology, knowledge management, and biotechnology.

Our Internet address is http://www.spherix.com.

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